EXHIBIT 10.1

January 25, 2021

Confidential

RYAN K. ZEIDAN

Re: Separation from Employment
Dear RYAN:

    The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation of employment from Millendo Therapeutics US, Inc. (“Millendo” or “the Company”). Except for the obligations set forth in Section 2 which shall be solely the obligations of Millendo Therapeutics US, Inc., the term “Millendo” or the “Company” as otherwise used in this Agreement shall be deemed to include Millendo Therapeutics, Inc., and any and all of its divisions, franchisees, licensees, affiliates, parents, subsidiaries, and all related entities, and its and their directors, officers, employees, partners, members, representatives, trustees, agents, successors, predecessors, and assigns. The Severance Pay and Benefits described below are contingent on your agreement to and compliance with the provisions of this Agreement, as set forth below. This Agreement shall be effective on the eighth (8th) day after you sign and do not revoke it (the “Effective Date”).

1.Separation of Employment. Your employment with Millendo shall terminate effective January 29, 2021 (the “Separation Date”), or earlier if agreed to by you and Millendo or as per Section 5(a). You acknowledge that from and after the Separation Date, you have no authority to, and shall not, represent yourself as an employee or agent of the Company.
a.Wages. On the Separation Date, you will be paid all wages earned but unpaid through the Separation Date and any earned bonus for 2020.

b.Group Medical, Dental, and Vision Plans. If you are enrolled in Company-sponsored medical, dental and/or vision plans, coverage for you and any enrolled dependents will end on your Separation Date. Subject to Section 2(c) below, under the Federal Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), following your Separation Date, you and your dependents may be eligible to continue your group health plan benefits. You will receive COBRA continuation information by separate correspondence.

c.Stock Options. You will be entitled to exercise only those stock options granted to you under the “Stock Plans” (specifically, the 2012 Stock Incentive Plan – Millendo, the 2012 Stock Incentive Plan – OvaScience, and the

2019 Equity Incentive Plan) that are vested through the Separation Date, and only in accordance with the terms and conditions of the Stock Plans, including (without limitation) those provisions regarding the time in which you have to exercise vested options. The vesting of your stock options will cease as of the Separation Date. Except for those vested options, if any, you acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other equity plans (of whatever name or kind, including, without limitation, any stock option or restricted stock plan) that you participated in or were eligible to participate in during your employment with Millendo.

2.Severance Pay and Benefits. Pursuant to your Amended and Restated Employment Terms dated August 16, 2019, if you comply with the terms of, execute and do not revoke this Agreement, the Company will provide you with the following Severance Pay and Benefits:
a.Bonus. The Company will pay an additional amount equivalent to 12 months of your annual bonus, which is calculated using the applicable full target amount and multiplied by 1.0 for the performance year 2021 in which your termination occurs. This bonus in the amount of One Hundred Thirty-Eight Thousand dollars and zero cents ($138,000) will be paid no later than March 15, 2022 subject to standard federal and state withholding requirements and will be made in accordance with the Company’s normal payroll practices.

b.Severance Pay. Lump sum payment in the gross amount of Three Hundred Forty-Five Thousand dollars and zero cents ($345,000), less all tax withholding and any other authorized deductions and will be issued after the parties have signed this Agreement and the seven (7) day revocation period has expired without your revoking this Agreement. The payment shall be made on the first payroll period following the Effective Date of this Agreement and be made in accordance with the Company’s normal payroll practices. 1

c.Additional Payments. If you are enrolled in Company-sponsored medical, dental and/or vision plans as of the Separation Date, coverage for you and any enrolled dependents will end on your Separation Date.  If you timely elect continued coverage under COBRA for yourself and/or your covered dependents under the Company’s group health plans, Millendo will pay the entire COBRA premium until the date that is the earliest of: (i) twelve (12) months following the Separation Date; (ii) the date on which you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the
1 Amounts that would have been due under this Agreement from the Separation date through the Effective Date will be included in the first payment.

Separation Date through the earlier of (i)-(iii), the “COBRA Payment Period”).  If you fail to notify Millendo within seven (7) business days after you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, Millendo reserves the right to deduct from any remaining Severance Payment the amount it paid in COBRA premiums after you became so eligible.  Notwithstanding the foregoing, if (a) the Company determines that its payment of COBRA premiums on your behalf would result in a violation of law, or (b) if the COBRA Payment Period terminates after less than twelve months as a result of plan termination under clause (iii) of the definition thereof, then in the case of (a) or (b), in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you a lump sum amount equal to the premiums that would be payable for each of the remaining months of the COBRA Payment Period, which amount will be fully taxable.   Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment with Millendo, whether or not you execute this Agreement.

3.Acknowledgements. You acknowledge and agree that the Severance Pay and Benefits provided for herein are not otherwise due or owing to you under any employment agreement (oral or written) or any Company policy or practice. You also acknowledge and agree that the Severance Pay and Benefits to be provided to you are not intended to, and shall not constitute a severance plan and shall confer no benefit on anyone other than the Company and you. You further acknowledge that except for (i) any unpaid regular wages earned through the Separation Date, which shall be paid on or about the Separation Date, and (ii) any vested monies due to you pursuant to the Company’s 401(k) savings plan, you have been paid and provided all wages, holiday pay, commissions, bonuses, stock options, restricted stock or any other form of equity, business expenses, and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment or separation of employment with the Company.
4.Return of Property, Confidentiality, Non-Disparagement. You expressly acknowledge and agree to the following:
a.That you will abide by any and all obligations set forth in the document entitled “Employee Confidential Information and Inventions, Non-Solicitation and Non-Competition Agreement - Michigan (“CIIA”)” previously signed by you, the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement), and that you otherwise will keep all confidential information and trade secrets of the Company confidential, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. Consistent with applicable law, the Company is providing you with the notice of immunity set forth in Exhibit A, which is a part of this Agreement and each other agreement referenced in this subsection.

b.Without limiting the foregoing obligations, that no later than the Separation Date (or another date specified by the Company), you will return to the Company all Company documents (and any copies) and property (including all electronically stored information) regardless of where such documents, information or property is maintained. You acknowledge and agree that you shall not maintain any copies or duplicates of such documents or information. You further acknowledge that if you were to use or disclose any of the information reflected in such items, that this would cause immediate, substantial and irreparable harm to the Company.

c.That all information relating in any way to the negotiation and terms of this Agreement (except for your obligations under Section 4(a) above), including the amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations) or business entity, except as otherwise mandated by state or federal law. Notwithstanding the foregoing, nothing in this Agreement prohibits you from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, or any other federal or state regulatory authority or government agency regarding this Agreement or its underlying facts or circumstances or a possible securities law violation or from discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

d.That you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants). Notwithstanding the foregoing, nothing in this Agreement prohibits you from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, or any other federal or state regulatory authority or government agency regarding this Agreement or its underlying facts or circumstances or a possible securities law violation or from discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
e.That the Severance Pay and Benefits are being offered based on your representations that you have not engaged in any fraudulent or unlawful conduct, and that you have fully disclosed to the Company all material information relating to your job duties for the Company.

f.You agree that in the event of your breach of any of your agreements set forth in this Section 4 the Company would suffer substantial irreparable harm and that the Company would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. You further agree that the Company shall be entitled to its costs and fees, including attorneys’ fees, incurred by it should it prevail in enforcing any provision of this Agreement, including but not limited to this Section 4.
5.Cooperation.
a.Between the date of this Agreement and the Separation Date, you will continue to perform your regular duties and responsibilities, and/or those responsibilities that may be assigned to you by your supervisor or his or her designee at his or her reasonable discretion, in a diligent, competent and professional manner. Millendo retains the right to terminate your employment for cause if you fail to comply with this provision, without further obligation including the obligations set forth in Section 2 relating to Severance Pay and Benefits.
b.During the six (6) month period following the Separation Date (the “Cooperation Period”), you will make yourself available to Millendo (including its attorneys), for up to 5 hours per week, either by telephone or, if Millendo believes necessary, in person to assist the Company in any matter relating to the services performed by you during your employment with Millendo including, but not limited to, transitioning your duties to others at Millendo, and ensuring that all documentation is recorded fully and completely. You further agree that following the Cooperation Period, you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include your being available, within reason given the constraints of future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should an individual representing a party adverse to the business or legal interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 hours) inform the Company of that fact. Nothing herein shall be construed to prohibit or prevent you from cooperating with any government investigation (including maintaining the confidentiality of such investigation if required by the government), nor shall any such cooperation be deemed to be a violation of your obligations of non-disparagement set forth in Section 4(d) above. Notwithstanding the foregoing, in the event of a Change in Control of Millendo (as defined in your Amended and Restated Employment Terms dated August 16, 2019) during the Cooperation Period, your obligations under this Section 5 shall cease.
6.Release of Claims. You hereby acknowledge and agree that by signing this Agreement, you are waiving your right to assert any Claim (as defined below) against Millendo arising from acts or omissions that occurred on or before the date on which you sign this Agreement.

    Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the State of Michigan, the Commonwealth of Massachusetts, and/or any other state or locality where you worked for the Company.

Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this

Agreement, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

a.Claims under any Law concerning discrimination, harassment, retaliation, or other fair employment practices, including, but not limited to, the Elliott-Larsen Civil Rights Act (Mich. Comp. Laws § 37.2101 et seq.), the Persons with Disabilities Civil Rights Act (Mich. Comp. Laws § 37.1101 et seq.), the Michigan compensation discrimination law (Mich. Comp. Laws § 408.423), the Massachusetts Anti-Discrimination and Anti-Harassment Law (Mass. Gen. L. ch. 151B), the Massachusetts Sexual Harassment Law (Mass. Gen. L. ch. 214, § 1C), the Massachusetts Equal Pay Act (Mass. Gen. L. ch. 149, § 105A), the Massachusetts Civil Rights Act (Mass. Gen. L. ch. 12, §§ 11H, 11I), the Massachusetts Equal Rights Act (Mass. Gen. L. ch. 93, §§ 102, 103, Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), each as they may have been amended through the date you sign this Agreement.

b.Claims under any Law relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment including, but not limited to, the Michigan Workforce Opportunity Wage Act (Mich. Comp. Laws § 408.411 et seq.), the Michigan Payment of Wages and Fringe Benefits Act (Mich. Comp. Laws § 408.471 et seq.), the Michigan Whistleblowers’ Protection Act (Mich. Comp. Laws § 15.361 et seq.), the Massachusetts Payment of Wages Law (Mass. Gen. L. ch. 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), and the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), each as they may have been amended through the date you sign this Agreement. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws.

c.Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract, implied contract, promissory estoppel, quantum meruit, or any Claim sounding in tort.

d.Claims arising under the Company’s policies or benefit plans.

e.Claims arising under any other Law or constitution.

    Notwithstanding the foregoing, nothing in this Section 6, or in this Agreement generally, shall waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, Michigan's Department of Civil Rights, the Massachusetts Commission Against Discrimination, the

Securities and Exchange Commission, or other similar federal or state administrative or regulatory agencies, although you waive any right to monetary relief related to any filed charge or complaint; (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation; (C) indemnification rights you have or may have against the Company; (D) any right to file an unfair labor practice charge under the National Labor Relations Act; any; and (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements. You also acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay and Benefits provided for in this Agreement.

7.OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 6 is intended to release any Claim you may have against Millendo alleging discrimination on the basis of age under the ADEA, OWBPA, and other Laws and, by signing this Agreement, you acknowledge and confirm that:
a.You have read this Agreement in its entirety and understand all of its terms;
b.By this Agreement, you have been advised in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement;
c.You knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;
d.You are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;
e.You have been given at least forty-five (45) days from the date you are provided this Agreement until March 11, 2021 to consider and accept the terms of this Agreement by signing below and returning it to Millendo, Denise Dorigo Jones or to ddorigojones@millendo.com; in addition you have seven (7) days after signing to revoke this Agreement by emailing your notice of revocation to Millendo, Denise Dorigo Jones at ddorigojones@millendo.com.
f.Consistent with the provisions of the OWBPA, Millendo is providing you with the Disclosure attached to this Agreement as Exhibit B, in accordance with 29 U.S.C. § 626(f)(1)(H); and

g.You understand that this release does not apply to rights or claims that may arise after you sign this Agreement.
8.Consequences of Breach. In addition to any other remedies set forth in this Agreement, a breach by you of any of your obligations set forth in this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Millendo, shall entitle Millendo to cease any further payment of the Severance Pay and Benefits, and to recover any Severance Pay and Benefits already provided to you. Regardless of any such breach, your release set forth in Section 6 above shall remain in full force and effect.
9.Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Successors and Assigns.
a.Except as otherwise expressly provided in this Agreement (including the agreement referenced in Section 4(a)), this Agreement supersedes any and all other prior oral and/or written agreements (including without limitation the Amended and Restated Employment Terms dated August 16, 2019 between you and the Company or any similar agreement), and sets forth the entire agreement between you and Millendo. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.
b.This Agreement shall be governed by the law of the state where you reside on the date you sign this Agreement, without giving effect to conflict of law principles.
c.Both parties further agree that any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.
d.The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.
e.This Agreement shall inure to the benefit of Millendo and any of its successors and assigns.
    It is Millendo’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. By executing this Agreement, you are acknowledging (a) that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, (b) that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and (c) that neither Millendo nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

    If you agree to the terms of this Agreement, please sign and return the enclosed copy of this Agreement no later than March 11, 2021.

Very truly yours,

Millendo Therapeutics US, Inc.                Accepted and Agreed To:

By:    /s/ Julia C. Owens__________________        /s/ Ryan K. Zeidan_______
Julia C. Owens                    Ryan K. Zeidan
    President and CEO

Dated:    January 25, 2021___________________        Dated: January 25, 2021___

Exhibit A

NOTICE OF IMMUNITY

As required by law, the Company hereby notifies you of the following provisions of the Defend Trade Secrets Act of 2016.

Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing—

(1)    Immunity—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
(A)    is made –
(i)    in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii)    solely for the purpose of reporting or investigating a suspected violation of law; or
(B)    is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)    Use of Trade Secret Information in Anti-Retaliation Lawsuit—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A)    files any document containing the trade secret under seal; and
(B)    does not disclose the trade secret, except pursuant to court order.

Exhibit B
DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H)
Confidentiality Provision:    The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.
1.    The entire company was considered for an enhanced severance package program.
2.    Employees whose job positions will be eliminated in or about January 2021 are eligible to participate in the enhanced severance package program.
3.    Employees were chosen for participation in this enhanced severance package program based on the following criteria:
a.     Restructuring due to the decision to cease development activity.
b.    Decisions were made after considering the need for remaining employees to take on additional and/or different responsibilities in order to wind-down operations.
c.    Position Elimination.
4.    These data are subject to change and may be affected by future employment decisions.
5.    An eligible employee will have up to forty-five (45) days to review the terms and conditions of the severance package, and in addition you have seven (7) days after signing to revoke this Agreement.

Employees Eligible For The Severance Package Program
Job Title	Age
VP, CMC	##
VP, Clinical Operations	##
VP, Clinical Development	##
Director, Clinical Operations	##
Sr. Manager, Clinical Operations	##
Sr. Administrative Assistant	##
President and CEO	##
Chief Medical Officer	##
Chief Development Officer	##

Employees Not Eligible For The Severance Package Program
Job Title	Age
Chief Business Officer	##
Chief Financial Officer	##
Accounting Director	##
VP, Corporate Affairs	##
VP, Human Resources	##
Interim General Counsel	##
Senior Accountant	##
Legal and Administrative Affairs Manager	##
Scientist, Preclinical R&D	##
Executive Assistant	##
VP, Finance	##
Director, Financial Reporting	##
IT and HR Analyst	##